Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Exhibit 3.2

28322

SES GLOBAL, Société Anonyme.

Siège social: Betzdorf, château de Betzdorf.

STATUTS

L’an deux mille un, le seize mars.

Par-devant Maître Joseph Elvinger, notaire de résidence à Luxembourg, en remplacement de Maître Frank Baden, notaire de résidence à Luxembourg, qui restera le déspositaire de la présente minute.

Ont comparu:

1) Monsieur Paul Mousel, licencié en droit, demeurant à Luxembourg, dûment représenté par Monsieur Roland Jaeger, secrétaire général SOCIETE EUROPEENNE DES SATELLITES, demeurant à Luxembourg, en vertu d’une procuration donnée le 16 mars 2001.

2) Monsieur Philippe Dupont, maître en droit, demeurant à Luxembourg, dûment représenté par Monsieur Roland Jaeger, prénommé, en vertu d’une procuration donnée le 16 mars 2001.

Les procurations signées ne varietur par tous les comparants et par le notaire soussigné resteront annexées au présent acte pour être soumises avec lui aux formalités de l’enregistrement.

Lesquels comparants, aux termes de la capacité avec laquelle ils agissent, ont requis le notaire instrumentaire d’arrêter les statuts d’une société anonyme qu’ils déclarent constituer entre eux comme suit:

Art. 1er. Dénomination - Siège social

ll existe une société anonyme sous la dénomination de SES GLOBAL (ci-après la «Société»).

Le siège social est à Betzdorf. II peut être transféré dans tout autre endroit du Grand-Duché de Luxembourg par décision du Conseil d’Administration (ci-après le «Conseil»).

La Société peut, par décision du Conseil, établir, soit au Grand-Duché de Luxembourg, soit à l’étranger, des sièges administratifs, succursales, agences ou filiales.

Au cas où le Conseil estimerait que des événements extraordinaires d’ordre politique, militaire ou autre, de nature à compromettre l’activité normale de la Société à son siège social ou la communication de ce siège avec l’étranger, se présentent ou paraissent imminents le siège social pourra être transféré provisoirement à l’étranger jusqu’à la cessation complète de ces circonstances anormales; cette mesure provisoire n’aura toutefois aucun effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire, restera luxembourgeoise.

Art. 2. Objet

La Société a pour objet de s’intéresser de façon générale aux médias électroniques et d’être active en particulier dans le secteur de la communication par satellites.

Dans ce contexte, la Société pourra prendre des participations, sous quelque forme que ce soit, dans des sociétés luxembourgeoises ou étrangères et toutes autres formes de placements, l’acquisition par achat, souscription ou toute autre manière ainsi que l’aliénation par vente, échange ou toute autre manière de valeurs mobilières de toutes espèces et la gestion, le contrôle et la mise en valeur de ces participations.

La Société pourra en outre faire toutes opérations commerciales, industrielles et financières, tant mobilières qu’immobilières, qui peuvent lui apparaître utiles pour l’accomplissement de son objet. Elle pourra aussi s’intéresser de n’importe quelle façon, par voie de participations, de garanties ou autrement, dans toute entreprise, société ou association, luxembourgeoise ou étrangère, susceptible de valoriser son objet social.

Art. 3. Durée

La Société est constituée pour une durée illimitée.

Art. 4. Capital Social - Capital Autorisé

La Société a un capital social souscrit de quatre-vingt-dix mille euros (EUR 90.000,-) représenté par neuf cents (900) actions sans valeur nominale, réparties en deux catégories d’actions, à savoir: six cents (600) actions de la catégorie A et trois cents (300) actions de la catégorie B.

Endéans une période expirant à la fin de la cinquième année suivant la publication des présentes, le Conseil est autorisé à émettre, dans les conditions décrites à l’article 7 ci-dessous, des actions de la catégorie A et de la catégorie B supplémentaires jusqu’à un capital maximum autorisé de dix milliards d’euros (EUR 10.000.000.000,-).

Toutes les fois que le capital souscrit est augmenté conformément aux dispositions qui précèdent, le Conseil prend toutes les mesures nécessaires pour modifier le présent article et pour constater le changement. II est habilité en outre à prendre ou à autoriser les mesures requises pour l’accomplissement de la publication de ces modifications conformément à la loi.

Art. 5. Forme des Actions - Transfert des Actions - Restrictions à la propriété des Actions - Rachat des Actions.

Toutes les actions, qu’elles soient de la catégorie A ou de la catégorie B (ci-après collectivement les «Actions»), sont exclusivement nominatives.

Toute inscription au registre des actionnaires d’une attribution ou d’un transfert d’Actions contraire aux stipulations suivantes doit être refusée par le Conseil:

(1) Sans l’accord préalable et écrit du Gouvernement de l’Etat du Grand-Duché de Luxembourg, nul ne peut détenir, directement ou indirectement, plus de 10% (dix pourcent) des Actions de la Société.

(2) Sans l’accord préalable et écrit du Gouvernement de l’Etat du Grand-Duché de Luxembourg, les actionnaires qui sont directement ou indirectement des utilisateurs de capacité de transmission de la Société ne peuvent ensemble détenir plus de 30% (trente pour cent) des Actions de la Société.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

28323

(3) Sans l’accord préalable et écrit du Gouvernement de l’Etat du Grand-Duché de Luxembourg, les actionnaires qui sont directement ou indirectement des constructeurs de satellites ou d’engins pour le lancement de satellites ou des opérateurs de satellites ne peuvent ensemble détenir plus de 30% (trente pourcent) des Actions de la Société.

Au cas où l’un des seuils ou restrictions prévus aux alinéas précédents seraient enfreints par une personne ou un groupe de personnes agissant de concert ou sous le contrôle d’une personne, la propriété des Actions au-dessus du seuil ou en violation de la restriction concernée sera inopposable à la Société, et aucun droit, ni même le droit de vote ou le droit aux dividendes et autres distributions, ne sera reconnu à ces Actions. Pour l’application de cette disposition, il n’est pas tenu compte du mode d’acquisition de la propriété.

En cas de constatation d’une violation d’un seuil ou d’une restriction de propriété et sans préjudice de tout autre droit, la Société en avisera par lettre recommandée l’actionnaire inscrit ou, le cas échéant, la personne ayant sollicité son inscription au registre des actionnaires. La personne concernée bénéficiera d’un délai d’un mois à partir de la date d’envoi de l’avis pour réduire respectivement céder sa propriété. A défaut, la Société peut procéder soit au rachat des Actions concernées soit à leur vente à un ou plusieurs acquéreurs. En cas de cotation des Actions en bourse, la vente sera faite en bourse. A défaut de cotation elle se fera de gré à gré. Si les Actions concernées ne sont pas cotées directement en bourse mais indirectement par l’intermédiaire de certificats fiduciaires, la Société pourra aussi transférer les Actions concernées aux fiduciaires contre émission de certificats fiduciaires et procéder au rachat ou à la vente de ces certificats suivant les modalités décrites ci-avant.

Le produit net revenant à la personne dont les Actions ont été rachetées, vendues ou mises en fiducie, sera égal à 75% (soixante-quinze pour cent) du cours de bourse moyen le jour du rachat ou du cours de bourse auquel aura été faite la vente des Actions ou des certificats fiduciaires ou, à défaut de cotation des Actions, de la valeur intrinsèque de celles-ci lè jour du rachat ou de la vente telle qu’établie par le réviseur d’entreprises de la Société, le tout déduction faite des frais et dépenses encourus par la Société en relation avec la vente, le rachat ou la mise en fiducie effectués. La somme en question sera tenue à la disposition de la personne concernée sans qu’elle ne soit susceptible de porter intérêt. Le solde reste acquis à la Société.

Afin d’assurer le respect des seuils prévus à l’alinéa 2 ci-dessus, la ou les personnes obligées de céder les Actions seront celles qui ont causé le dépassement ou dont l’inscription au registre des actionnaires résulterait en un dépassement desdits seuils. Lorsque ces seuils sont dépassés par ou en raison d’une personne qui détient indirectement des Actions de la Société, celle-ci peut obliger les actionnaires détenant directement ces Actions de céder leur propriété conformément aux dispositions du présent article.

Nonobstant ce qui précède, la propriété de certificats fiduciaires émis avec l’accord de la Société ne sera pas considérée comme une détention indirecte d’Actions au sens du présent article à moins que le propriétaire desdits certificats ne demande au fiduciaire de lui transférer les Actions sous-jacentes aux certificats ou donne au fiduciaire des instructions concernant l’exercice du droit de vote rattaché aux Actions sous-jacentes ou demande au fiduciaire d’émettre en sa faveur une procuration lui permettant de voter pour les Actions sous-jacentes.

La Société peut procéder au rachat de ses propres Actions dans les limites et aux conditions fixées par les articles 49-2 et suivants de la loi du 10 août 1915 concernant les sociétés commerciales, telle qu’elle a été modifiée.

Art. 6. Propriété des Actions - Droits et Obligations des Actionnaires

La Société ne reconnaît qu’un seul propriétaire par Action. Si la propriété de l’Action est indivise, démembrée ou litigieuse, les personnes invoquant un droit sur l’Action devront désigner un mandataire unique pour représenter l’Action à l’égard de la Société. L’omission d’une telle désignation entraînera la suspension de l’exercice de tous les droits attachés à l’Action.

Les droits et obligations des actionnaires sont régis par les présents statuts et les décisions prises par l’Assemblée Générale des Actionnaires (ci-après dénommée l’«Assemblée»).

Art. 7. Augmentation et Réduction du Capital

Le capital social peut être augmenté ou réduit par décision de l’assemblée générale des actionnaires (ci-après «l’Assemblée») prise de la manière prescrite pour la modification des statuts.

Sous réserve des restrictions prévues aux présents statuts, le Conseil est autorisé à émettre à sa discrétion, en une seule fois ou par tranches successives, des Actions jusqu’à concurrence du capital social autorisé conformément à l’article 4 ou à consentir des options pour souscrire aux Actions de la Société endéans une période expirant à la fin de la cinquième année suivant la date déterminée au même article. Cette période est susceptible d’être prorogée par l’Assemblée pour les Actions que le Conseil n’aura pas émises avant la fin de la période quinquennale alors en cours. De plus le Conseil est autorisé à déterminer toutes les conditions des souscriptions et plus spécialement de procéder à une telle émission en limitant ou en supprimant le droit préférentiel de souscription des anciens actionnaires.

Le rapport d’une action émise de la catégorie B pour deux actions émises de la catégorie A doit être maintenu à tout moment.

Les actions de la catégorie B sont émises chaque fois à un prix d’émission égal à 40% (quarante pour cent) du prix d’émission des actions de la catégorie A.

Art. 8. Conseil d’Administration

A) La Société est gérée par le Conseil. Le nombre des membres du Conseil, sous réserve des dispositions de l’alinéa B) ci-dessous, la rémunération des administrateurs et la durée de leur mandat (qui ne peut excéder six ans) sont déterminés par l’Assemblée. Les administrateurs doivent être des personnes physiques, mais ne doivent pas nécessairement être actionnaires. Le Conseil est élu par l’Assemblée en conformité avec les dispositions des présents statuts.

B) Le Conseil est composé de (i) un nombre d’administrateurs, nommés sur base d’une liste de candidats proposés par les actionnaires de la catégorie B, égal à un tiers du nombre total des membres du Conseil (toute fraction étant arrondie vers le haut), et (ii) un nombre d’administrateurs, nommés sur base d’une liste de candidats proposés par les actionnaires de la catégorie A égal à la différence entre le nombre total des membres du Conseil et les administrateurs d’après le point (i) ci-dessus.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

28324

C) Les actionnaires de la catégorie A et les actionnaires de la catégorie B respectivement proposent un nombre decandidats au moins égal au nombre de postes à pourvoir pour leur catégorie conformément au point B) ci-dessus. Lescandidatures doivent être déposées au plus tard quarante-huit heures avant l’ouverture de l’Assemblée auprès du Pré-sident du Conseil. Elles comprennent les nom, prénom, profession et domicile des candidats.

Les administrateurs proposés par les actionnaires des catégories A et B sont nommés à une majorité de plus de deux tiers des Actions présentes ou représentées à l’Assemblée et participant au vote, sans tenir compte des abstentions. Ces mêmes administrateurs peuvent être révoqués à tout moment, avec ou sans motifs, par un vote à la majorité simple des Actions présentes ou représentées à l’Assemblée et participant au vote, sans tenir compte des abstentions.

D) En cas de vacance d’un poste d’administrateur nommé par l’Assemblée, les administrateurs restants ainsi nommésont le droit d’y pourvoir provisoirement à la majorité simple des membres présents ou représentés et participant auvote. Dans ce cas, l’Assemblée, lors de la première réunion, procède à l’élection définitive du nouveau titulaire qui achè-vera le terme de l’administrateur dont la place était devenue vacante.

Art. 9. Gestion journalière - Mandats spéciaux

Le Conseil peut donner des mandats spéciaux et déléguer la gestion journalière des affaires de la Société ainsi que la représentation de la Société en ce qui concerne cette gestion, à un ou plusieurs administrateurs, directeurs ou autres agents, actionnaires ou non, agissant seuls, conjointement ou en comité.

La délégation de la gestion journalière à un membre du Conseil requiert l’autorisation préalable de l’Assemblée.

Art. 10. Présidence du Conseil

Le Conseil élit parmi ses membres un Président. Il désigne ensuite un ou plusieurs Vice-Présidents, le premier étant choisi parmi les administrateurs nommés par les actionnaires de la catégorie A et le second parmi les administrateurs nommés par les actionnaires de la catégorie B.

Art. 11. Réunions du Conseil - Convocation - Quorum - Procuration

Le Conseil se réunit chaque fois que les affaires de la Société le requièrent, mais en règle générale une fois par trimestre. Le Conseil doit aussi se réunir sur demande écrite d’un administrateur endéans les quinze jours de la demande.

Les convocations sont faites par le Président ou, en cas d’empêchement de celui-ci, par l’un des Vice-Présidents.

Les convocations sont faites par écrit, contiennent l’ordre du jour et sont adressées au moins dix jours à l’avance par lettre, télégramme, telex ou télécopieur. Chaque administrateur peut demander que la convocation lui soit envoyée à un numéro de télex ou de télécopieur qu’il indique.

Le Conseil ne peut délibérer valablement qui si les deux tiers au moins de ses membres sont présents ou représentés. Si ce quorum n’est pas atteint lors d’une première réunion, le Conseil peut délibérer valablement lors d’une seconde réunion convoquée dans les formes ci-dessus prescrites, quel que soit le nombre des administrateurs présents ou représentés.

Tout administrateur peut donner procuration à un autre membre du Conseil pour le représenter et pour voter en ses lieu et place. Une telle procuration doit être donnée par lettre, télégramme, télex ou télécopieur et est annexée au procès-verbal de la réunion. Toutefois, aucun administrateur ne peut représenter plus d’un administrateur. La procuration n’est valable que pour une seule réunion du Conseil.

Des résolutions prises à l’unanimité de tous les administrateurs par la procédure écrite sont valables au même titre que des résolutions prises en réunion du Conseil.

Art. 12. Délibérations du Conseil

Les décisions du Conseil sont prises à la majorité simple des administrateurs présents ou représentés et participant au vote, sans tenir compte des abstentions.

Les résolutions concernant les points suivants devront être approuvées à une majorité de plus des deux tiers des membres présents ou représentés et participant au vote, sans tenir compte des abstentions:

(1) l’émission d’Actions dans le cadre du capital autorisé,

(2) les nominations et révocations relatives à la gestion journalière de la Société ainsi qu’à la représentation de laSociété en ce qui concerne cette gestion,

(3) l’élection du Président du Conseil.

Tout administrateur ayant directement ou indirectement un intérêt opposé à celui de la Société dans une affaire soumise à l’approbation du Conseil est tenu d’en informer le Conseil. Est considéré comme ayant indirectement un intérêt opposé l’administrateur qui occupe un poste d’administrateur, de fondé de pouvoir ou de conseiller auprès d’une société ayant un intérêt opposé. Cette déclaration est consignée dans le procès-verbal de la réunion. Un tel administrateur ne peut prendre part aux délibérations sur cette affaire.

Le vote au Conseil ne sera pas secret, sauf si le Président ou trois administrateurs le demandent expressément. Cette demande ne devra pas être justifiée et pourra être faite à tout moment avant le vote. Mention devra en être faite au procès-verbal.

Art. 13. Procès-verbaux des Décisions du Conseil

Les décisions du Conseil sont consignées dans des procès-verbaux qui, après approbation par les administrateurs, sont signés par le Président ou deux administrateurs.

Les copies ou extraits de ces procès-verbaux doivent être signés par le Président ou deux administrateurs..

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

28325

Art. 14. Pouvoirs du Conseil

Le Conseil est investi des pouvoirs les plus étendus pour conduire au nom de la Société toutes les affaires dans l’intérêt de celle-ci. Tous les pouvoirs qui ne sont pas expressément réservés par la loi ou par les présents statuts à l’Assemblée sont de la compétence du Conseil.

Art. 15. Signature sociale

Sans préjudice des stipulations prévues à l’article 9 concernant la délégation de pouvoirs et la représentation de la Société à cet effet, la Société est engagée dans tous les cas à l’égard des tiers par les signatures conjointes de deux administrateurs des catégories A ou B.

Art. 16. Contrôle des comptes annuels

Le contrôle des comptes annuels de la Société est confié à un réviseur d’entreprises. ii est nommé par l’Assemblée qui fixe le terme de son mandat et sa rémunération.

Art. 17. Décisions de l’Assemblée

L’Assemblée ordinaire ou extraordinaire, valablement réunie, représente l’universalité des actionnaires. Les décisions valablement prises par l’Assemblée engagent tous les actionnaires, qu’ils aient été absents, qu’ils se soient abstenus ou qu’ils aient voté contre.

Art. 18. Réunions de l’Assemblée

L’Assemblée se réunit annuellement le 22 avril à 10.30 heures ou, si ce jour est un jour férié, le premier jour ouvrable suivant.

Une Assemblée peut être convoquée à tout moment par le Conseil. Elle doit l’être par le Président ou, en cas d’empêchement de celui-ci, par l’un des Vice-Présidents dans les trente jours, si des actionnaires réunissant au moins un cinquième des Actions le demandent.

Art. 19. Convocation de l’Assemblée

Toute Assemblée est convoquée au siège social ou à tout autre lieu dans le Grand-Duché de Luxembourg indiqué dans l’avis de convocation.

Art. 20. Contenu de la Convocation à l’Assemblée

Les convocations aux Assemblées contiennent l’heure de la réunion, ainsi que l’ordre du jour et sont adressées par lettre recommandée au moins vingt jours avant la date de l’Assemblée.

Tout actionnaire peut demander de recevoir en outre sa convocation à un numéro de télex ou de télécopieur qu’il indique.

Art. 21. Droit de vote - Représentation à l’Assemblée

Chaque Action donne droit à une voix.

Tout actionnaire peut se faire représenter à l’Assemblée par un mandataire qui ne doit pas lui-même être actionnaire.

Afin de pouvoir assister et voter à toute assemblée, les actionnaires devront être inscrits au registre des actionnaires au moins huit jours ouvrables au Luxembourg avant la date de l’assemblée. Tous les transferts d’Actions seront suspendus pendant cette période.

Art. 22. Bureau de l’Assemblée

L’Assemblée est présidée par le Président ou, en cas d’empêchement de celui-ci, par un Vice-Président ou, en leur absence, par toute personne désignée à cet effet par l’Assemblée. Le président de l’Assemblée désigne un secrétaire.

L’Assemblée choisit deux scrutateurs. Le bureau, c’est-à-dire le président de l’Assemblée, le secrétaire et les deux scrutateurs, décide à la majorité simple sur toutes questions relatives au droit d’assister à l’Assemblée et d’y voter.

Art. 23. Délibérations de l’Assemblée Générale

L’Assemblée ne peut délibérer valablement que si la moitié des Actions des catégories A et B sont représentées. Si le quorum n’est pas atteint, l’Assemblée sera reconvoquée dans les formes prévues par les statuts et pourra délibérer quel que soit le nombre d’Actions représentées.

Les décisions de l’Assemblée sont prises à la majorité simple des voix, sauf qu’une majorité de plus de deux tiers des voix est requise, pour l’élection des administrateurs et réviseurs d’entreprises, pour la fixation de leur mandat, de leur nombre et de leur rémunération.

Art. 24. Modifications des Statuts

Les modifications des présents statuts, y compris les changements du capital social, sont décidées, sans préjudice des conditions de quorum, à la majorité de plus de deux tiers des voix.

Art. 25. Procès-verbaux des Décisions des Assemblées

Les décisions des Assemblées sont consignées dans des procès-verbaux qui sont signés par les membres du bureau tel que défini à l’article 22.

Les copies ou extraits de ces procès-verbaux sont signés par le Président ou deux administrateurs.

Art. 26. Assemblée Annuelle

Lors de l’Assemblée annuelle, les actionnaires approuvent le bilan et le compte de profits et pertes et déterminent l’affectation du bénéfice. Ils élisent les administrateurs et le réviseur d’entreprises et se prononcent par vote séparé sur la décharge à donner à ceux-ci.

Art. 27. Exercice Social

L’exercice social commence le premier janvier de chaque année et finit le trente et un décembre.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

28326

A la fin de chaque exercice, le Conseil dresse l’inventaire des avoirs et des engagements de la Société. Le Conseil arrête les livres et les comptes de la Société et prépare le bilan et le compte de profits et pertes dans lesquels les amortissements et les provisions nécessaires doivent être faits.

Au moins un mois avant l’Assemblée annuelle, le Conseil doit remettre ces documents avec un rapport sur les activités de la Société au réviseur d’entreprises qui doit remettre, dans les dix jours, un rapport contenant ses conclusions et recommandations.

Art. 28. Communications aux Actionnaires

Le bilan, le compte de profits et pertes et le rapport du réviseur d’entreprises sont adressés aux actionnaires en même temps que la convocation à l’Assemblée annuelle.

Art. 29. Rapport du Conseil et du Réviseur d’Entreprises

Lors de chaque Assemblée annuelle, le Conseil fait rapport sur les affaires de la Société et les résultats financiers; le réviseur d’entreprises fait rapport sur le bilan et le compte de profits et pertes.

Art. 30. Paiement de Dividendes

Au cas où des dividendes sont payés en vertu d’une décision de l’Assemblée ou du Conseil, les paiements sont faits de façon à ce que le paiement sur une action de la catégorie B soit égal à 40% (quarante pour cent) du paiement sur une action de la catégorie A.

Le Conseil peut, conformément à la loi et aux présents statuts, déclarer et payer des acomptes sur dividendes.

Art. 31. Dissolution

En cas de dissolution de la Société, il est procédé à sa liquidation par le Conseil.

Après paiement ou décharge de l’ensemble des engagements, le produit net disponible est distribué aux actions de la catégorie A et aux actions de la catégorie B de telle façon que le paiement sur une action de la catégorie B est égal à 40% (quarante pour cent) du paiement sur une action de la catégorie A.

Art. 32. Election de Domicile

Chaque actionnaire, administrateur ou réviseur d’entreprises est réputé avoir élu domicile au siège de la Société s’il n’a pas indiqué à la Société une adresse à laquelle les communications peuvent lui être faites.

Art. 33. Traductions des Statuts

Les statuts de la Société sont établis en langue française. II sera établi une traduction des statuts de la Société en langue anglaise. En cas de divergences entre les textes français et anglais, la version française prévaudra.

Art. 34. Loi Applicable

Tout ce qui n’est pas expressément prévu par les présents statuts est régi par la loi du 10 août 1915 concernant les sociétés commerciales, telle qu’elle a été modifiée.

Dispositions transitoires

1) Le premier exercice social commencera le jour de la constitution de la Société et se terminera le 31 décembre2001.

2) La première assemblée générale annuelle des actionnaires aura lieu en 2002.

Souscription et libération

Les actions sont souscrites comme suit:

1) Monsieur Paul Mousel, prénommé, six cents (600) actions de la catégorie A

2) Monsieur Philippe Dupont, prénommé, trois cents (300) actions de la catégorie B Total: neuf cents (900) actions

Toutes les actions ont été entièrement libérées en espèces, de sorte que la somme de quatre-vingt-dix mille euros (EUR 90.000,-) est dès maintenant à la disposition de la Société, ce dont il a été justifié au notaire soussigné.

Déclaration

Le notaire soussigné déclare avoir vérifié l’existence des conditions énumérées à l’article 26 de la loi du 10 août 1915 concernant les sociétés commerciales et déclare expressément qu’elles sont remplies.

Frais

Le montant des frais, dépenses, rémunérations et charges, sous quelque forme que ce soit, qui incombent à la Société ou qui sont mis à charge à raison de sa constitution sont évalués à environ 140.000,- LUF.

Assemblée Générale Extraordinaire

Et aussitôt les actionnaires, représentant l’intégralité du capital souscrit et se considérant comme dûment convoqués, se sont réunis en assemblée générale extraordinaire. Après avoir constaté que celle-ci était régulièrement constituée, ils ont pris à l’unanimité des voix les résolutions suivantes:

1. Le nombre des administrateurs est fixé à trois.

2. Les personnes suivantes ont été nommées administrateurs:

a) Monsieur Roland Jaeger, secrétaire général SOCIETE EUROPEENNE DES SATELLITES, demeurant à Luxembourg,

b) Monsieur Paul Mousel, licencié en droit, demeurant à Luxembourg,

c) Monsieur Philippe Dupont, maître en droit, demeurant à Luxembourg.

3. A été nommée réviseur d’entreprises:

ERNST & YOUNG, ayant son siège social à Luxembourg.

4. Les mandats des administrateurs et réviseur d’entreprises prendront fin à l’assemblée générale amenée à se pro-noncer sur les comptes de l’année 2001.

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5. L’adresse de la société est établie à Betzdorf, Château de Betzdorf.

6. L’assemblée générale, conformément à l’article 60 de la loi modifiée du 10 août 1915, telle que modifiée, concer-nant les sociétés commerciales, autorise le conseil d’administration à déléguer la gestion journalière de la société et lareprésentation de la Société en ce qui concerne cette gestion à un ou plusieurs de ses membres.

Dont acte, passé à Luxembourg, date qu’en tête.

Le notaire soussigné qui comprend et parle l’anglais, constate que sur demande du comparant, le présent acte est rédigé en langue française suivi d’une version anglaise; sur demande du même comparant et en cas de divergences entre le texte anglais et le texte français, ce dernier fait foi.

Et après lecture faite et interprétation donné au comparant, connu du notaire instrumentant par ses nom, prénom usuel, état et demeure, celui-ci a signé avec le notaire le présent acte.

Suit la traduction en anglais du texte qui précède:

In the year two thousand one, on the sixteenth of March.

Before us Maître Joseph Elvinger, notary, residing in Luxembourg, in replacement of Maître Frank Baden, notary, residing in Luxembourg, who will be the depositary of the présent deed.

There appeared:

1) Mr Paul Mousel, licencié en droit, residing in Luxembourg, duly represented by Mr Roland Jaeger, secrétaire général SOCIETE EUROPEENNE DES SATELLITES, residing in Luxembourg, by virtue of a proxy given on March 16, 2001, which proxy, after having been signed ne varietur by the proxy-holder and the undersigned notary, shall remain attached to this document in order to be registered therewith.

2) Mr Philippe Dupont, maître en droit, residing in Luxembourg, duly represented by Mr Roland Jaeger, previously named, by virtue of a proxy given on March 16, 2001, which proxy, after having been signed ne varietur by the proxy-holder and the undersigned notary, shall remain attached to this document in order to be registered therewith.

Such appearing parties, acting in their herëabove stated capacities, have drawn up the following Articles of Incorporation of a public limited company which they declare organized among themselves.

Art. 1. Name - Registered office

There exists a company in the form of a public limited company (société anonyme) under the name of SES GLOBAL (hereafter the «Company»).

The registered office is established in Betzdorf. It may be transferred to any other place in the Grand Duchy of Luxembourg by resolution of the Board of Directors (hereafter«the Board»).

Administrative offices, subsidiaries, agencies or branches may be established within the Grand Duchy of Luxembourg or abroad by resolution of the Board.

In the event that the Board determines that extraordinary political, military or other events have occurred or are imminent, that would interfere with the normal activities of the Company at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding this temporary transfer, will remain a Luxembourg corporation.

Art. 2. Purpose

The purpose of the Company is to take generally any interest whatsoever in electronic media and to be active, more particularly, in the communication area via satellite.

Furthermore the purpose of the Company is the holding of participations, in any form whatsoever, in Luxembourg companies and foreign companies, and any other form of investment, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind, and the administration, control and development of its portfolio.

In addition, the Company may conduct all kinds of commercial, industrial and financial business, as well with movable as with immovable assets, which it may deem useful in the accomplishment of its purpose. The Company may also hold any kind of interest, in any form, by way of participations, guarantees or otherwise, in any Luxembourg or foreign enterprise, company or association likely to further the Company’s purpose to the best use.

Art. 3. Du ration

The Company is established for an unlimited duration.

Art. 4. Corporate Capital - Authorised Capital

The subscribed capital of the Company is set at ninety thousand euros (EUR 90,000.-) consisting of nine hundred (900) shares of no par value and is divided into two categories of shares, i.e.: six hundred (600) shares of category A and three hundred (300) shares of category B.

Within a period expiring at the end of the fifth year following the publication of the présent deed, the Board is authorised, in accordance with the conditions set forth in Article 7 hereafter, to issue further shares of category A and of category B, to a maximum authorised capital of ten billion euros (EUR 10,000,000,000.-).

Whenever the subscribed capital is increased according to the above provisions, the Board shall take all necessary steps to amend the present Article and to register such increase. The Board is further authorised to take or to authorise all steps required for the fulfilment and publication of such amendment, in accordance with the Law.

Art. 5. Form of Shares - Transfers of Shares - Restrictions on the ownership of Shares - Repurchase of Shares

All shares of category A and of category B (hereafter together the «Shares») are exclusively registered shares.

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The Board must refuse any inscription into the shareholders’ register of any allotment or transfer of Shares which would be contrary to the following provisions:

(1) Without the prior written consent of the Government of the Grand Duchy of Luxembourg, none may hold, di-rectly or indirectly, more than 10% (ten per cent) of the Company’s Shares.

(2) Without the prior written consent of the Government of the Grand Duchy of Luxembourg, the shareholders who are directly or indirectly users of transmission capacities of the Company, may not hold together more than 30% (thirty per cent) of the Company’s Shares.

(3) Without the prior written consent of the Government of the Grand Duchy of Luxembourg, the shareholders who are directly or indirectly constructors of satellites or engines for the launching of satellites or satellite operators, may not hold together more than 30% (thirty per cent) of the Company’s Shares.

In the event of a breach of one of the thresholds provided for in the above subparagraphs by a person or a group of persons acting together or under the control of one person, the ownership of Shares above the threshold or in breach of the relevant restriction may not be enforced vis-à-vis the Company, and no right, including voting rights or entitle-ments to dividends and other distributions shall be recognised to such Shares. For the purposes of this provision, the method of acquisition of the Shares shall be irrelevant.

In the event of ascertainment of a breach of a threshold or of a provision concerning the ownership and notwith-standing any other right, the Company shall notify the shareholder of record by registered mail or, if applicable, the person having requested the registration into the shareholders’ register. The relevant person shall benefit from a period of one month from the mailing date of the notification to reduce, respectively transfer, his ownership failing that the Company may either proceed to the rédemption of the relevant Shares or to their sale to one or several buyers. In the event of a listing of the Shares on a stock exchange, the sale shall be done on the stock exchange. In the absence of a listing on a stock exchange, the sale shall be done by mutual agreement. If the relevant Shares are not listed directly but indirectly through fiduciary certificates, the Company may also transfer the relevant Shares to the fiduciary against the issuance of fiduciary certificates and proceed to the rédemption or the sale of such certificates in accordance with the terms described above.

The net proceeds attributable to the person whose Shares have been redeemed, sold or put into a fiduciary arrangement, shall be equal to 75% (seventy five percent) of the stock exchange mid-market price on the date of the rédemption or of the stock exchange price obtained for the sale of the Shares to the fiduciary certificates, or, in the absence of a listing of the Shares, of their mathematical value on the date of the rédemption or sale as determined by the auditor of the Company, after déduction of the costs and expenses incurred by the Company in connection with the sale, the rédemption or the fiduciary arrangement. The relevant amount shall be made available to the relevant person and shall not bear interests. The balance remains vested to the Company.

In order to ensure the compliance with the thresholds provided for under subparagraph 2 above, the person(s) forced to transfer their Shares shall be the person(s) having induced the breach or whose registration into the shareholders’ register would resuit in a breach of such thresholds. If thèse thresholds are breached by, or because of, a person holding indirectly Shares of the Company, the Company may force the shareholders holding directly such Shares to transfer their ownership in accordance with this provision.

Notwithstanding the above, the ownership of fiduciary certificates issued with the agreement of the Company shall not be considered as an indirect holding of Shares for the purposes of this Article unless the holders of such certificates request the fiduciary to transfer the Shares underlying the certificates or give instructions to the fiduciary in connection with the exercice of the voting rights attached to the underlying Shares or ask the fiduciary to issue in his favour a proxy form allowing him to vote for the underlying Shares.

The Company may repurchase its own Shares within the limits and in accordance with the conditions set forth in Articles 49-2 and following of the law of August 10th, 1915 on commercial companies, as amended.

Art. 6. Ownership of Shares - Rights and Liabilities of Shareholders

The Company will recognise only one shareholder per Share. In case the ownership of a Share is divided or disputed, the persons claiming ownership of the Share will have to name a unique proxy to represent the Share in relation to the Company. The failure to appoint such proxy entails the suspension of the exercise of all rights attached to such Share.

The rights and liabilities of the shareholders are governed by these Articles of Incorporation and the decisions of the General Meeting of Shareholders (hereafter the «Meeting»).

Art. 7. Increase and Reduction of Capital

The capital of the Company may be increased or reduced by a resolution of the Meeting in accordance with the procedure set forth for the amendment of the Articles of Incorporation.

Subject to the restrictions set forth in the present Articles of Incorporation, the Board is authorised, at its discretion and within a period expiring at the end of the fifth year following the date determined in Article 4, to issue Shares, together or successively, and to grant options to subscribe for Shares to the extent of the authorised capital in accordance with Article 4. This period may be extended by the Meeting for those Shares which the Board has not issued during the five-year period in progress. The Board shall further be authorised to determine all terms of the subscriptions and spe-cifically to limit or to suppress the preferential right to subscribe to the issued shares for the existing shareholders.

The proportion of one issued share of category B for two issued shares of category A shall be maintained at any time.

The shares of category B are issued each time for an issuing price equal to 40% (forty percent) of the issuing price of the shares of category A.

Art. 8. Board of Directors

A) The company shall be managed by the Board. The Meeting shall determine, subject to the provisions of point B) hereafter, the number of Directors, their remuneration and term of office (which may not exceed six years). The Di-rectors shall be natural persons but need not be shareholders. The Board shall be elected by the Meeting in accordance with the present Articles.

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B) The Board shall be composed of (i) a number of Directors, based on a list of candidates put up by the shareholders of category B, this number being equal to one third of the total number of members of the Board (each fraction being rounded up) and (ii) a number of Directors, based on a list of candidates put up by the shareholders of category A, equal to the difference between the total number of Directors and the Directors under point (i).

C) The shareholders of category A and the shareholders of category B respectively put up a number of Directors at least equal to the number of posts to be filled for their category in accordance with point B) above. The Chairman of the Board shall receive all candidatures at least forty-eight hours prior to the opening of the Meeting. The candidatures shall indicate the name, first name, profession and residence of the candidates.

The Directors put up by the shareholders of categories A and B shall be appointed by a majority vote of more than two thirds of the voting shares present or represented at the Meeting, without considering abstentions. These Directors may be removed at any time with or without cause by a simple majority vote of the voting Shares present or represented at the Meeting, without considering abstentions.

D) In the event of a vacancy in the office of a Director appointed by the Meeting, the remaining Directors may, on atemporary basis, fill such vacancy by a majority vote of the Directors present or represented. In this event, the nextMeeting shall definitely elect the new Director who shall complete the term of the Director whose seat had becomevacant.

Art. 9. Daily Management - Special Powers

The Board may grant special powers and delegate the daily management of the Company as well as the representation of the Company in relation to this management to one or several Directors, managers or other agents, shareholders or not, acting alone, jointly or in a committee.

The delegation of the daily management to a Director requires the prior authorisation by the Meeting.

Art. 10. Chairman of the Board

The Board shall elect from among its members a chairman. The Board shall further choose one or several vice-chair-man the first of which shall be chosen from among the Directors appointed by the shareholders of category A and the second from among the Directors appointed by the shareholders of category B.

Art. 11. Board Meetings - Notice - Quorum - Proxies

The Board shall meet every time when required by the Company’s business, but generally once in a quarter. The Board shall further meet upon the written demand of one Director within fifteen days following such demand.

The notices shall be given by the Chairman or, in case of impediment, by one of the vice-chairmen.

The notices shall be in writing, contain the agenda and be sent at least ten days in advance by letter, telegram, telex or facsimile. Each Director may request that the notice be sent to him to a telex or fax number indicated by him.

The Board may deliberate or act validly only if at least two thirds of the Directors are present or represented. If such quorum is not achieved at a first meeting, the Board may validly deliberate at a second meeting convened in accordance with the above formalities, whatever the number of Directors present or represented.

Any Director may act and vote at any meeting of the Board by appointing another Director. Such proxy shall be given by mail, telegram, telex or facsimile and is attached to the minutes of the meeting. However, one Director may not act as a proxy for more then one Director. The proxy shall only be valid for one meeting of the Board.

Written resolutions passed unanimously by all Directors have the same validity as resolutions adopted in a meeting of the Board.

Art. 12. Resolutions of the Board

The resolutions of the Board are passed by a simple majority of votes of the voting Directors present or represented, without considering abstentions.

Resolutions concerning the following points must be approved by more than two thirds of the voting Directors present or represented, without considering abstentions:

(1) the issue of shares within the authorised capital,

(2) the appointments and revocations concerning the daily management of the Company as well as the representationof the Company in relation to this management,

(3) the election of the Chairman of the Board.

Each Director, who has a direct or indirect interest contrary to the Company’s interest in a matter submitted to the approval of the Board, must inform the Board. For this purpose, an indirect opposed interest exists when a Director is a director, manager or counsellor in a Company which has an opposed interest. This declaration is registered with the minutes of the meeting. Such Director may not vote on this matter.

The vote of the Board shall not be secret, except if the Chairman or three Directors expressly require so. Such request does not have to be justified and may be made at any moment before the vote. The minutes shall mention such fact.

Art. 13. Minutes of the Meetings of the Board of Directors

The resolutions of the Board shall be recorded in the minutes, which shall be signed by the Chairman or two Directors, after approval by all Directors.

The copies or extracts of such minutes shall be signed by the Chairman or by two Directors.

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Art. 14. Powers of the Board

The Board of Directors is vested with the broadest powers to perform all acts in the Company’s interest. All powers not expressly reserved by law or by the Articles of Incorporation to the Meeting fall within the competence of the Board.

Art. 15. Corporate Signature

Without prejudice to the provisions of Article 9 concerning the delegation of the powers and representation of the Company in this respect, the Company shall be bound as far as third parties are concerned by the joint signature of any two Directors of the categories A or B.

Art. 16. Supervision of the annual accounts

The annual accounts shall be supervised by an auditor who shall be appointed by the Meeting. The Meeting shall further determine his term of office and his remuneration.

Art. 17. Resolutions of the Meeting

Any regularly constituted ordinary or extraordinary meeting of shareholders shall represent the entire body of shareholders of the Company.

Resolutions passed by such meeting, shall be binding upon all the shareholders, whether absent, abstaining from voting or voting against the resolution.

Art. 18. Meetings

The annual Meeting shall be held on the 22nd of April at 10.30 a.m., or if such day is a legal holiday, on the next following business day.

A Meeting may be called by the Board at any time. Upon request of shareholders holding together at least one fifth of all shares, the Meeting shall be called by the Chairman or. in case of impediment, by one of the vice-chairmen within thirty days.

Art. 19. Notice of the Meeting

Each Meeting is called at the registered office or at any other place in the Grand Duchy of Luxembourg, as indicated in the notice.

Art. 20. Content of the notice of the Meeting

The notices of the Meetings shall include the time of the meeting as well as the agenda and be sent by registered mail at least twenty days prior to the Meeting.

Each shareholder may further request the notice to be sent to a telex or fax number indicated by him.

Art. 21. Voting Right - Representation at the Meeting

Each Share is entitled to one vote.

A shareholder may act at any Meeting by appointing a proxy who needs not to be a shareholder.

In order to be authorised to attend and to vote at any meeting, shareholders have to be recorded in the shareholders’ register at least eight Luxembourg business days prior to any such meeting. All transfers of Shares shall be suspended during that period.

Art. 22. Committee of the Meeting

The Meeting shall be presided by the Chairman or, in case of impediment, by a vice-chairman or, in their absence, by any other person hereto appointed by the Meeting. The Chairman shall appoint a secretary.

The Meeting shall appoint two scrutineers. The Committee of the Meeting, i.e. the Chairman, the secretary and the two scrutineers, shall decide by simple majority on all questions regarding the right to be present at the Meeting and the voting rights.

Art. 23. Deliberations of the Meeting

The Meeting may deliberate validly only if half of the shares of categories A and B are represented. In the event that the requested quorum shall not be reached, the Meeting will be reconvened, in accordance with the forms prescribed by the Articles of Incorporation, and may validly deliberate without consideration of the number of represented shares.

The resolutions of the Meeting are adopted by a simple majority vote, except that a majority of more than two thirds of the votes is required for the election of the Directors and auditors, for the détermination of their term of office, their number and remuneration.

Art. 24. Amendment of the Articles of Incorporation

Without prejudice to the quorum requirements, these Articles of Incorporation, including the share capital, may be amended by a majority of more than two thirds of the votes.

Art. 25. Minutes of the Resolutions of the Meetings

The resolutions of the Meetings shall be recorded in the minutes which shall be signed by the members of the committee as defined in Article 22.

The copies or extracts of such minutes shall be signed by the chairman or by two Directors.

Art. 26. Annual Meeting

At the annual Meeting, the shareholders shall approve the balance sheet as well as the profit and loss account and shall decide, subject to the provisions of Article 23, on the appropriation of the net profits. The shareholders further elect the Directors and the statutory auditor and decide by separate vote on their discharge.

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Pursuant to 17 C.F.R. Section 200.83

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Art. 27. Accounting year

The accounting year of the Company shall begin on January first of each year and shall terminate on December thirty-first.

At the end of each accounting year, the Board shall draw up an inventory of the Company’s assets and liabilities. The Board shall close the books and accounts of the Company and prepare the balance sheet and the profit and loss account containing the amortisation and the necessary provisions.

At least one month prior to the annual Meeting, the Board shall hand over these documentsas well as a report of the Company’s activities to the statutory auditor who shall deliver a report containing hie conclusions and recommen-dations within ten days.

Art. 28. Communications to the Shareholders

The balance sheet, the profit and loss account and the report of the statutory auditor shall be sent to the shareholders at the same time as the notice of the annual Meeting.

Art. 29. Report of the Board and the Statutory Auditor

At each annual Meeting, the Board shall report on the Company’s business and its financial results; the statutory auditor shall report on the balance sheet and the profit and loss account.

Art. 30. Payment of Dividende.

In case of dividend payments following a resolution of the Board or the Meeting, the payments shall be made so that the payment on one share of category B equals 40% (forty percent) of the payment of one share of category A.

Interim dividends may be decided and paid out by the Board in accordance with the provisions of the law and these Articles of Incorporation.

Art. 31. Dissolution

In the event of dissolution of the Company, the Board shall proceed to put the Company into liquidation. After payment or discharge of all liabilities, the net proceeds shall be distributed to the shares of categories A and B so that the payment on one share of category B equals 40% (forty percent) of the payment on one share of category A.

Art. 32. Election of domicile

Each shareholder, Director or auditor who has not provided the Company with an address where communications may be made to him, is considered to have elected domicile at the registered office of the Company.

Art. 33. Translation of the Articles of Incorporation

The Articles of Incorporation are drawn in French. An English translation of the Articles of Incorporation shall be drawn up. In case of divergence between the French and English texts, the French version shall prevail.

Art. 34. Applicable Law

All matters not governed by these Articles of Incorporation shall be determined in accordance with the law of August 10th, 1915, as amended, on commercial companies.

Transitional dispositions

1) The first accounting year shall begin on the date of the formation of the Company and shall terminate on December31,2001.

2) The first annual generai meeting of shareholders shall be held in 2002.

Subscription and payment

The shares are subscribed as follows:

1) Mr Paul Mousel, previously named, six hundred (600) category A shares

2) Mr Philippe Dupont, previously named, three hundred (300) category B shares Total: nine hundred (900) shares

All the shares have been entirely paid-in in cash so that the amount of ninety thousand euros (EUR 90,000.-) is as of now available to the Company, as it has been justified to the undersigned notary.

Declaration

The undersigned notary herewith declares having verified the existence of the conditions set forth in article 26 of the law of August 10, 1915, on commercial companies and expressly states that they have been fulfilled.

Expenses

The expenses, costs, remunerations or charges in any form whatsoever which shall be borne by the Company as a resuit of its formation are estimated at approximately 140,000.- LUF.

General meeting of shareholders

The above named persons, representing the entire subscribed capital and considering themselves as fully convened, have immediately proceeded to an extraordinary generai meeting. Having first verified that it was regularly constituted, they have passed the following resolutions by unanimous vote:

1. The number of directors is fixed at three.

2. The following persons are appointed directors

a) Mr Roland Jaeger, secrétaire général SOCIETE EUROPEENNE DES SATELLITES, residing in Luxembourg,

b) Mr Paul Mousel, licencié en droit, residing in Luxembourg,

c) Mr Philippe Dupont, maître en droit, residing in Luxembourg.

3. The following is appointed auditor:

ERNST & YOUNG, having its registered office in Luxembourg.

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4. The term of office of the directors and of the auditor shall end at the generai meeting called to approve the ac-counts of the accounting year 2001.

5. The address of the Company is set at Betzdorf, Château de Betzdorf.

6. The generai meeting, according to article 60 of the law of 10 August 1915, on commercial companies, as amended,authorizes the board of directors to delegate the daily management of the Company and the representation of the Com-pany in relation with this management to any of its members.

The undersigned notary who understands and speaks English, states herewith that on request of the above appearing persons, the present deed is worded in French followed by an English translation; on the request of the same appearing persons and in case of divergences between the English and the French text, the French version will be prevailing.

Whereof the present notarial deed was drawn up in Luxembourg, on the day named at the beginning of this document.

The document having been read to the appearing persons, the said persons appearing signed together with the notary, the present original deed.

Signé: R. Jaeger, J. Elvinger.

Enregistré à Luxembourg, le 21 mars 2001, vol. 8CS, fol. 69, case 4.- Reçu 36.306 francs.

Le Receveur (signé): Muller.

Pour expédition conforme, délivrée à la société sur sa demande aux fins de la publication au Mémorial, Recueil des Sociétés et Associations.

Luxembourg, le 22 mars 2001.	F. Baden.

(22133/200/640) Déposé au registre de commerce et des sociétés de Luxembourg, le 2 avril 2001.